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                                                                     Exhibit 2.5

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                                 ASSETS FOR CASH

                               PURCHASE AGREEMENT




                          ACQUISITION OF THE ASSETS OF

                         PACIFIC FOAM TECHNOLOGIES, INC.



                            BY UFP TECHNOLOGIES, INC.



                            DATED: November 30, 1998





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                       ASSETS FOR CASH PURCHASE AGREEMENT

                                TABLE OF CONTENTS

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                                                                                                               PAGE
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ARTICLE 1. PURCHASE AND SALE OF ASSETS............................................................................1
   1.1 Sale of Assets.............................................................................................1
   1.2 Assumption of Liabilities..................................................................................3
   1.3  Purchase Price and Payment................................................................................4
   [1.4 INTENTIONALLY OMITTED]....................................................................................5
   1.5 Time and Place of Closing..................................................................................5
   1.6 Transfer of Subject Assets.................................................................................5
   1.7 Change of Name.............................................................................................5
   1.8 Further Assurances.........................................................................................5
   1.9 Allocation of Purchase Price...............................................................................6
   1.10 Right to Hire Employees...................................................................................6

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER...............................................6

   2.1 Organization and Qualification of Seller...................................................................6
   2.2 Capitalization of Seller...................................................................................6
   2.3 Subsidiaries...............................................................................................6
   2.4 Authorization of Transaction...............................................................................7
   2.5 Present Compliance with Obligations and Laws...............................................................7
   2.6 No Conflict of Transaction With Obligations and Laws.......................................................7
   2.7 Financial Statements.......................................................................................7
   2.8 Absence of Undisclosed Liabilities.........................................................................8
   2.9 Absence of Certain Changes.................................................................................8
   2.10 Conduct of Business......................................................................................10
   2.11 Payment of Taxes.........................................................................................10
   2.12 Title to Properties; Liens; Condition of Properties......................................................10
   2.13 Collectibility of Receivables............................................................................11
   2.14 Inventories..............................................................................................11
   2.15 Intellectual Property Rights.............................................................................12
   2.16 Contracts and Commitments................................................................................13
   2.17 Labor and Employee Relations.............................................................................14
   2.18 ERISA and Employee ERISA Benefits........................................................................15
   2.19 Environmental Matters....................................................................................17
   2.20 Governmental Authorizations..............................................................................19
   2.21 Warranty or Other Claims.................................................................................20
   2.22 Litigation...............................................................................................20
   2.23 Insurance................................................................................................20
   2.24 Finder's Fee.............................................................................................21
   2.25 Transactions with Interested Persons.....................................................................21
   2.26 Absence of Sensitive Payments............................................................................21
   2.27 Copies of Documents......................................................................................22
   2.28 Disclosure of Material Information.......................................................................22

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................22

   3.1 Organization of Buyer.....................................................................................22
   3.2 Authorization of Transaction..............................................................................22
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

   3.3 No Conflict of Transaction with Obligations and Laws......................................................22
   3.4 Finder's Fee..............................................................................................22

ARTICLE 4. CONDITIONS TO OBLIGATIONS OF BUYER....................................................................23

   4.1 Net Worth.................................................................................................23
   4.2 FIRPTA Certificate........................................................................................23
   4.3 Escrow Agreement..........................................................................................23
   4.4  Release of Liens, Security Interests and Other Encumbrances..............................................23
   4.5 Third Party Consents......................................................................................23
   4.6 Opinion of Seller's Counsel...............................................................................23
   4.7 Noncompetition Agreement..................................................................................23

ARTICLE 5. CONDITIONS TO OBLIGATION OF SELLER....................................................................24

   5.1 Purchase Price............................................................................................24
   5.2 Escrow Agreement..........................................................................................24
   5.3 Consent of Landlord.......................................................................................24

ARTICLE 6.  INDEMNIFICATION......................................................................................24

   6.1 Definitions...............................................................................................24
   6.2 Indemnification by Seller.................................................................................25
   6.3 Indemnification by Buyer..................................................................................26
   6.4 Defense of Third Party Actions............................................................................28
   6.5 Miscellaneous.............................................................................................28
   6.6 Payment of Indemnification................................................................................29
   6.7 Exclusive Remedy..........................................................................................29

ARTICLE 7. MISCELLANEOUS.........................................................................................29

   7.1 Fees and Expenses.........................................................................................29
   7.2 Bulk Sales Law............................................................................................29
   7.3 Notices...................................................................................................30
   7.4 Confidentiality...........................................................................................31
   7.5 Entire Agreement..........................................................................................31
   7.6 Severability..............................................................................................31
   7.7 Assignability.............................................................................................31
   7.8 Amendment.................................................................................................31
   7.9 Governing Law.............................................................................................31
   7.10 Counterparts.............................................................................................31
   7.11 Effect of Table of Contents and Headings.................................................................31

SIGNATURES.......................................................................................................32

ASSETS FOR CASH PURCHASE AGREEMENT...............................................................................33

   LIST OF SCHEDULES AND EXHIBITS................................................................................33
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                       ASSETS FOR CASH PURCHASE AGREEMENT

         AGREEMENT entered into as of the 30th day of November, 1998, among UFP
Technologies, Inc., a Delaware corporation, with its principal place of business in Georgetown, Massachusetts ("Buyer"), and Pacific Foam Technologies, Inc., a
California corporation, with its principal place of business in Ventura, California ("Seller") and Scott Daley, the sole stockholder of Seller
("Stockholder").

                                   RECITALS:

         WHEREAS, Buyer wishes to acquire substantially all of the properties and assets of Seller, and Seller wishes to convey such assets to Buyer, subject to the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to consummate said sale, the parties hereto agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS.

     1.1 SALE OF ASSETS.

             (a) Subject to the provisions of this Agreement and except as expressly excluded in paragraph (b) below, Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.5 hereof), all of the properties, assets and business of Seller, of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation:

                 (i) all assets shown or reflected on the Base Balance Sheet (as defined in Section 2.7 hereof);

                 (ii) all cash and cash equivalents;

                 (iii) all accounts receivable, notes receivable, trade accounts, unbilled invoices, contract receivables and other receivables
(collectively, "Receivables");

                 (iv) all prepaid expenses and deposits;

                 (v) all inventory, including all raw materials, finished goods, and all work in process;

                 (vi) all open customer orders ("Customer Orders");

                 (vii) all furniture, fixtures, equipment, whether owned or leased, including, by way of description and not limitation, the machinery and equipment set forth on SCHEDULE 2.11(a) hereto;



                                      -1-

                 (viii) all business records and files;

                 (ix) all good will including, without limitation, all general intangibles, patents, patent rights, patent licenses, other licenses, trademarks, service marks, trade names, other intellectual property, customer lists, brochures and marketing literature;

                 (x) the exclusive right to use the name of Seller and any derivations thereof (including the name "Pacific Foam Technologies") as all or part of a trade or corporate name;

                 (xi) all documents, instruments and chattel paper;

                 (xii) all claims and causes of action; and

                 (xiii) all unexpired contracts and contract rights.

The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the "Subject Assets."

             (b) Notwithstanding the foregoing, the following assets shall be excluded from the Subject Assets:

                 (i) assets and property disposed of since the date of the Base Balance Sheet in the ordinary course of business and such other assets as have been disposed of pursuant to this Agreement;

                 (ii) Seller's corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders, original tax returns and financial statements, and such other records as have to do exclusively with Seller's organization or stock capitalization;

                 (iii) the Ford Explorer and the Ford Ranger automobiles reflected on the books of Seller, subject to any corresponding debt or lease obligation;

                 (iv) product development costs net of depreciation and other assets which include incorporation costs, non-competition agreements and PFT Ranch, categorized on the Base Balance Sheet as "Other Assets", which shall not in the aggregate exceed $178,946;

                 (v) the savings account maintained by Seller at City National Bank with a balance not to exceed $1,336.23 as reflected on the Base Balance Sheet, plus accruing interest thereon;

                 (vi) the City National Bank C.D. valued at $100,000 on September 30, 1998, plus accruing interest thereon;

                 (vii) the account maintained by Seller at Schwab #6870-8562, valued at $103,600, as of November 9, 1998, plus accruing interest thereon;


                                      -2-
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                 (viii) the loan to shareholder reflected on the Base Balance
Sheet in an amount not to exceed $388,392 together with any accruing interest thereon; and

                 (ix) all employee benefit plans and the assets held by Seller thereunder.

         1.2 ASSUMPTION OF LIABILITIES.

             (a) Except as otherwise provided herein, Buyer agrees to assume and perform all of Seller's liabilities reflected on the Base Balance Sheet, as such liabilities may fluctuate up or down in the ordinary course of Seller's business prior to the Closing and liabilities clearly disclosed on the Schedules hereto, provided that Seller does not assume, and Seller shall retain, any income tax liabilities of Seller whether or not reflected on the Base Balance Sheet. Buyer further agrees to assume and perform the future obligations of Seller (i) to fulfill the Customer Orders and (ii) under any contracts assigned to Buyer hereunder (each an "Assigned Contract"); provided, however, that Buyer assumes no liability under any Customer Order or Assigned Contract arising out of or relating to acts or omission of Seller, the conduct of the business or operations of Seller prior to the Closing, or the failure to obtain any consent necessary to transfer any Customer Order or Assigned Contract to Buyer in accordance herewith. The liabilities assumed by Buyer under this paragraph (a) are hereinafter referred to as the "Assumed Liabilities."

             (b) Except to the extent expressly assumed pursuant to paragraph
(a) above, Buyer does not assume and shall not be liable for any debt, obligation, responsibility or liability of the Seller or any Affiliate (as defined below) of the Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise, all of which shall be retained by Seller (the "Retained Liabilities"). Without limiting the foregoing sentence, Buyer shall have NO responsibility with respect to the following, whether or not disclosed in the Base Balance Sheet or a Schedule thereto:

                 (i) liabilities and obligations related to or arising from transactions with any officer, director or stockholder of Seller or any person or organization controlled by, controlling, or under common control with any of them (an "Affiliate");

                 (ii) liabilities and obligations for taxes of any kind, including taxes related to or arising from the transfers contemplated by the Agreement or hereby (except for (a) taxes which have not yet accrued or otherwise become due and (b) to the extent provided in Section 7.1 hereof);

                 (iii) liabilities and obligations for damage or injury to person or property or resulting from or arising out of environmental claims based upon events occurring prior to the date hereof;

                 (iv) liabilities and obligations to employees of Seller, whether for accident, disability, or workers compensation insurance or benefits, benefits under employee benefit plans, including without limitation, under COBRA, back pay, accrued vacation, or obligations related to or resulting from severance of employment by Seller;


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

                 (v) worker's liens on any of the Subject Assets;

                 (vi) liabilities incurred by Seller in connection with this Agreement and the transactions provided for herein, including counsel and accountant's fees, transfer and other taxes (except to the extent provided in Section 7.1 hereof), and expenses pertaining to its liquidation or the performance by Seller of its obligations thereunder;

                 (vii) liabilities and obligations to creditors not appearing on the Base Balance Sheet except liabilities and obligations arising after the date of the Base Balance Sheet incurred in the ordinary course of business;

                 (viii) liabilities arising out of the sale to or use by customers or others of any product manufactured, distributed or sold by Seller;

                 (ix) liabilities of Seller to its dissenting stockholders, if any; and

                 (x) liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire any shares of its capital stock of any class; and

             (c) The assumption of Assumed Liabilities by Buyer hereunder shall be treated as independent of Buyer's existing business and shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective subsidiaries. Nothing herein shall prevent Buyer from contesting in good faith any of the Assumed Liabilities.

         1.3 PURCHASE PRICE AND PAYMENT. In consideration of the sale by Seller to Buyer of the Subject Assets, Buyer agrees that it will pay to Seller Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the "Purchase Price"). The Purchase Price shall be paid by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Buyer at least five
(5) business days prior to the Closing Date, the following amounts on the Closing Date as follows:

                 (i) $2,150,000 to Seller; and

                 (ii) $100,000 (the "Escrow Fund") to State Street Bank and Trust Company, N.A., or such other mutually agreeable institution, as escrow agent (the "Escrow Agent") under and subject to the terms of the escrow agreement to be entered into pursuant to Section 4.3 hereof.

         1.4 [INTENTIONALLY OMITTED]

         1.5 TIME AND PLACE OF CLOSING. The closing of the purchase and sale contemplated by this Agreement (herein called the "Closing") shall occur on November 30, 1998. The date on which the Closing occurs is herein referred to as the "Closing Date".


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         1.6 TRANSFER OF SUBJECT ASSETS. At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer, including bills of sale, assignments and other instruments, in form and substance satisfactory to counsel to Buyer transferring to Buyer good title to all the Subject Assets free and clear of all Encumbrances (as defined in Section
2.6 hereof) other than Encumbrances disclosed on a Schedule hereto which Buyer agrees may remain in place at the Closing and shall deliver possession of the Subject Assets free and clear of all adverse claims to possession. Seller shall also deliver or cause to be delivered to Buyer all of the Assigned Contracts with such assignments thereof and consents to assignments as are necessary to assure Buyer the full benefit of the same and all of Seller's business records, copies of tax returns for all years prior to the Closing, books and other data relating to the Subject Assets, and the business and operations represented thereby (except corporate records excluded under Section 1.1(b)) and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the assets and business of Seller.

         1.7 CHANGE OF NAME. Immediately following the Closing, Seller shall file with the California Secretary of State an amendment to its Charter (as defined in Section 2.1 hereof) changing its name to a name which does not include the words "Pacific", "Foam" or "Technologies" or any derivation or permutation thereof or any name which is confusingly similar. In connection with the Closing, Seller shall deliver to the Buyer a consent in form satisfactory to the Secretary of State of the State of California consenting to the use of the name "Pacific Foam Technologies" by Buyer or any affiliate thereof. Immediately following the Closing, Seller shall make such other filings as may be necessary to reflect a change of its name with any other state or local filing agencies and shall immediately cease use of such name.

         1.8 FURTHER ASSURANCES. Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.7) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets. Seller shall cooperate with Buyer to permit Buyer to enjoy Seller's rating and benefits under the workman's compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws.

         1.9 ALLOCATION OF PURCHASE PRICE. The Purchase Price payable by Buyer for the Subject Assets pursuant to Sections 1.3 and 1.4 and the face amount of the Assumed Liabilities assumed pursuant to Section 1.2 shall represent payment for the Subject Assets at the prices shown on a memorandum to be prepared by Buyer, subject to the reasonable approval of Seller, initialed by the parties and delivered by Buyer at the Closing or as soon thereafter as required information is made available. The prices reflected in said memorandum shall represent the fair market values of the Subject Assets at the Closing, to the knowledge and belief of Buyer, and the parties agree that they will not take a position inconsistent with such allocation for Federal income tax purposes.

         1.10 RIGHT TO HIRE EMPLOYEES. Seller shall make available to Buyer all of Seller's employees for hire at or after the Closing. Although Buyer shall have no obligation to hire any of such employees, it is currently the intention of Buyer to offer employment to such employees.


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

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER.

         Each of Seller and stockholder, jointly and severally, hereby represents and warrants to Buyer as follows:

         2.1 ORGANIZATION AND QUALIFICATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of Seller's Certificate of Incorporation, as amended to date ("Charter"), certified by the Secretary of State of the State of California, and of Seller's bylaws as amended to date, certified by Seller's Secretary, are attached as
SCHEDULE 2.1 hereto and are complete and correct. Seller is duly qualified to do business as a foreign corporation in each of the jurisdictions listed on said
SCHEDULE 2.1 and is not required to be qualified in any other jurisdiction.

         2.2 CAPITALIZATION OF SELLER. The authorized capital stock of Seller consists of ______ shares of Common Stock, no par value, of which ______ are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with Federal and applicable state securities laws, all of which is owned beneficially and of record by the Stockholder.

         2.3 SUBSIDIARIES. Seller does not own, directly or indirectly, any capital stock of any corporation and has no subsidiaries. Except as set forth on
SCHEDULE 2.3, the Seller does not own any securities issued by any other business organization or governmental authority. Seller is not a partner or participant in any joint venture or partnership of any kind.

         2.4 AUTHORIZATION OF TRANSACTION. Seller has the full power and authority to execute, deliver and perform this Agreement and the Escrow Agreement and to carry out the transactions contemplated hereby and thereby. All necessary action, corporate or otherwise, has been taken by Seller to authorize the execution, delivery and performance of this Agreement and the Escrow Agreement, and the transactions contemplated hereby and thereby, and the Agreement is, and the Escrow Agreement will be when executed, duly executed and delivered and the legal, valid and binding obligation of each of Seller and stockholder, enforceable against Seller and Stockholder in accordance with its terms.

         2.5 PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS. Except as set forth on SCHEDULE 2.5, Seller is not: (a) in violation of its Charter or bylaws; (b) in default in the performance of or breach of (with or without the passage of time or the giving of notice) any obligation, agreement or contract to which it is a party or by which it or any of its assets are bound; or (d) in violation of any court order, judgment, administrative or judicial order, writ, decree, stipulation, arbitration, award or injunction (collectively, "Court Orders") or any license, permit, order, franchise agreement, concession, grant, authorization, consent or approval (collectively, "Government Authorizations") that is held by Seller applicable to it or its business or assets, or any statute, law, ordinance, rule or regulation applicable to its business or assets (collectively, "Laws").

         2.6 NO CONFLICT OF TRANSACTION WITH OBLIGATIONS AND LAWS. Except as set forth on SCHEDULE 2.6, neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will:
(i) constitute a breach or violation of any provision of the Charter or bylaws of Seller; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person; (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any agreement, instrument or obligation to which Seller is a party or by which it or any of its assets are bound; (iv) result in the creation of any lien, option (including right of first refusal or first offer), encumbrance, charge, restriction, mortgage, pledge, security interest, title exception, conditional sale agreement, restriction, claim or charge of any kind or character (each an "Encumbrance") upon any of the properties or assets of Seller; (v) contravene, conflict with, or result in the violation of any Court Order or Law, or give any governmental authority, whether foreign, federal, state, local or other political subdivision or agency of any of the foregoing (each a "Government Authority"), or any other person, the right to exercise any remedy or obtain any relief under any Court Order or Law, to which Seller is subject or by which the properties or assets of Seller are bound; or (vi) contravene, conflict with or result in the violation of any of the terms and requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Government Authorization.

         2.7 FINANCIAL STATEMENTS.

             (a) Attached as SCHEDULE 2.7(A) hereto are the following financial statements (the "Financial Statements") of Seller, audited or unaudited as indicated, all of which statements are complete and correct and fairly present the financial position of Seller on the date of such statements and the results of its operations on the applicable basis for the periods covered thereby, and such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and prior periods:

             - Balance sheets, income statements, statements of changes in stockholders equity and statements of cash flow at and as of the twelve (12) months ended December 31, 1997, 1996 and 1995.

             - Balance sheets, income statements, statements of changes in stockholders equity and statements of cash flow at and as of the seven (7) months ended July 31, 1998.

         The balance sheet dated July 31, 1998 (the "Base Balance Sheet Date") in the above-referenced financial statements is hereinafter referred to as the "Base Balance Sheet".

             (b) The books of account of Seller for all years fairly reflect the financial position of Seller in all respects, and have been maintained on a consistent basis. All auditor's letters to management of Seller for all years and other significant correspondence from or to such auditors during such period, if any, are attached as SCHEDULE 2.7(b) hereto.

         2.8 ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except: (a) liabilities stated or adequately reserved against on the Base Balance Sheet; (b) liabilities incurred since the Base Balance Sheet Date in the ordinary course of business consistent with past practices and liabilities; and (c) liabilities disclosed in SCHEDULE
2.8 hereto.

         2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 2.9 hereto, since the Base Balance Sheet Date there has not been:

             (a) any change in the financial condition, including working capital, earnings, reserves, properties, assets, liabilities, business or operations, of the Seller which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to Seller;

             (b) any contingent liability incurred by Seller as guarantor or otherwise with respect to the obligations of others or any other contingent or fixed obligations or liabilities incurred by Seller;

             (c) any Encumbrance placed on any of the properties of Seller which remains in existence at the time of Closing;

             (d) any sale or other disposition, or any agreement or other arrangements for the sale or other disposition, of any of the properties or assets of Seller other than the sale of inventory in the ordinary course of business;

             (e) any capital expenditure, lease or commitment or agreement to lease in excess of $5,000 with respect to any individual item or $10,000 with respect to all such items;

             (f) any write-downs of the value of any inventory (including write-downs by reason of shrinkage or mark-down or write-off) as uncollectible or any notes or accounts receivable, except for write-downs or write-offs that are in the aggregate less than $10,000 in the ordinary course of business;

             (g) any damage, destruction or loss, whether or not covered by insurance, affecting the properties, assets or business of Seller;

             (h) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Seller, including distributions on account of any income tax liabilities except for normal and ordinary base salary payments to Stockholder; any direct or indirect redemption, purchase or other acquisition by Seller of its capital stock, or any issuance of any securities of Seller or any payment made to or for the personal account or benefit of the Stockholder;

             (i) any entrance into any employment contract, or consulting agreement; or any change in the compensation payable or to become payable by Seller to any of its officers, employees or agents or in any bonus, pension or profit sharing payment, enhancement or arrangement made to or with any such officers, employees or agents;

             (j) any change with respect to the business organization, management, or supervisory personnel of Seller;

             (k) any payment or discharge of a material lien, claim, obligation or liability of Seller which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

             (l) any obligation or liability incurred by Seller to any of its officers, directors or shareholders, or any loans or advances made by Seller to any of its officers, directors or shareholders, except normal compensation, benefits and expense allowances payable to officers;

             (m) any change in any method of accounting or accounting practice, whether or not such change was permitted by GAAP;

             (n) any payment of any Federal, state or local income taxes on behalf of itself or Stockholder; or

             (o) any agreement, whether in writing or otherwise, to take any action described in this Section 2.9.

         2.10 CONDUCT OF BUSINESS. Since the Base Balance Sheet Date, Seller has conducted its business only in the ordinary course, in substantially the same manner as operated prior to such date and in accordance with the plans and ongoing business disclosed by Seller to Buyer prior to such date, and has not changed any current or disclosed method or introduced any new method of management or operations.

         2.11 PAYMENT OF TAXES. Seller has duly and timely filed all federal, state, local, and foreign government income, excise, gross receipts or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns, and all other tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all applicable taxes ("Tax Returns") of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments ("Taxes"). All of the Tax Returns are complete and correct. Copies of Seller's Federal and state Tax Returns for the past five
(5) years are attached to SCHEDULE 2.11. All Taxes shown to be due on each Tax Return have been paid or are being contested in good faith by Seller (which contest is being diligently pursued and is described on SCHEDULE 2.11). With respect to all other Taxes for which no return is required, or which have not yet accrued or otherwise become due, adequate provision has been made in the pertinent Financial Statements. All Taxes and other assessments and levies which Seller is required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required. The income tax returns of Seller have never been audited by the Internal Revenue Service or the California Tax Board. Seller is not aware of any intention on the part of any governmental agency, to examine any of the Tax Returns. No deficiencies have been asserted or assessments made against Seller, nor is the Internal Revenue Service or any other taxing authority now asserting or, to the knowledge of Seller or Stockholder without inquiry, threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Seller has not extended the time for the filing of any Tax Return or the assessment of deficiencies or waived any statute of limitations for any year, which extension or waiver is still in effect. The provisions for taxes reflected in the Financial Statements are adequate to cover any tax liabilities of Seller in respect of its businesses, properties and operations during the periods covered by said Financial Statements and all prior periods.

         2.12 TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

              (a) Seller owns no real property. Set forth on SCHEDULE 2.12(a) hereto is a listing of (i) all leases under which Seller leases real property,
(ii) a complete list of the machinery, equipment and other personal property with an original cost in excess of $1,000 used or owned by Seller as of the date hereof, and (iii) all leases under which Seller leases any equipment, machinery or other personal property, including the Leased Equipment. Seller has delivered to Buyer true, correct and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real or personal property identified on SCHEDULE 2.12(a). Also set forth on SCHEDULE 2.12(a) is a list of all locations where any of the personal property or Seller's inventory (other than goods in transit in the ordinary course of business) are located. The real and personal property identified on such
Schedule includes all properties and assets (whether real, personal or mixed, tangible or intangible) reflected in the Base Balance Sheet or purchased by Seller since the Base Balance Sheet Date (except for such properties or assets sold since the Base Balance Sheet Date in the ordinary course of business), and includes all property and assets used or required for use in Seller's business, except for property not required to be disclosed on such Schedule.

              (b) Except as specifically disclosed in SCHEDULE 2.12(b) or in the Base Balance Sheet, Seller has good and marketable title to all its owned personal property, including property described in SCHEDULE 2.12(b), free and clear of all Encumbrances and each of its leases is valid, binding and enforceable in accordance with its terms against the parties thereto is subsisting and (subject to obtaining required consents, all of which are listed on SCHEDULE 2.6) fully assignable by Seller, and no default by Seller exists thereunder, or to the knowledge of Seller and the Stockholders, by any other party and Seller is in full compliance with all terms and conditions of such agreements.

              (c) Except as otherwise specified in SCHEDULE 2.12(d) hereto, all machinery and equipment used by Seller are in good condition, working order and repair, age and reasonable wear and tear excepted, are adequate for the uses to which they are put, have been well maintained, and substantially conform with all applicable ordinances, regulations and safety or other laws.

         2.13 COLLECTIBILITY OF RECEIVABLES. All of the Receivables of Seller shown or reflected on the Base Balance Sheet, less a reserve for bad debts in the amount shown on the Base Balance Sheet are, and those outstanding at the Closing will be (a) valid and enforceable claims, (b) which arose out of transactions with unaffiliated parties, (c) fully collectible within ninety (90) days of invoice date through normal means of collection, and (d) subject to no set-off, defense or counterclaim. The reserves for doubtful accounts and the values at which Receivables are accrued on the Base Balance Sheet are in accordance with GAAP applied on a basis consistent with prior financial statements of Seller. A complete and accurate list of each Receivable accrued on Seller's books on July 31, 1998, which lists the name, age and amount thereof, is attached as SCHEDULE 2.13. Since December 31, 1996, there has not been a material change in Seller's receivables' aging practice.

         2.14 INVENTORIES.

              (a) All inventories of finished goods and raw materials of Seller reflected on the Base Balance Sheet are and those existing on the Closing Date will be, of a quantity and quality normally salable in the ordinary course of business at commercially reasonable prices consistent with Seller's prior experience. All such inventories are valued on a lower of cost (weighted average) or market basis and in accordance with Seller's normal valuation methods and policies, consistently applied. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices in excess of current market prices. Except as shown on SCHEDULE 2.14, since the Base Balance Sheet Date, no inventory items have been sold or disposed of except through sales in the ordinary course of business at prices no less than prevailing market prices.

              (b) The value of the finished goods inventory on Base Balance Sheet Date and on the Closing Date, when added to the cost of the variable expenses of freight, commissions and discounts, shall not exceed the market price. The inventories of finished goods existing on the Closing Date shall thereafter be salable at prices equal to or in excess of the amount necessary, after variable expenses, to sell such inventory at a price equal to no less than cost. Except for the items listed on SCHEDULE 2.14, all inventories of finished goods existing on the Base Balance Sheet Date, and on the Closing Date will be salable on or before May 31, 1999, through Seller's normal and ordinary course of business and consistent with the past practices of Seller.

         2.15 INTELLECTUAL PROPERTY RIGHTS.

              (a) For purposes of this Section 2.15, "Intellectual Property" means all patents, patent applications, trade marks (whether registered or unregistered) or service marks, trade mark or service mark applications, trade names, copyrights, licenses and computer software, owned or used by Seller.

              (b) All rights of ownership of, or material licenses to use, Intellectual Property held by Seller are listed on SCHEDULE 2.15. There are no Intellectual Property rights other than those set forth on SCHEDULE 2.15, necessary to or regularly used in, the conduct of the business of Seller as presently conducted or presently in the process of development.

              (c) Except as set forth on SCHEDULE 2.15, all rights to Intellectual Property required to be listed in SCHEDULE 2.15:

                  (i) have been duly registered, filed in, or issued by, the United States Patent Office, United States Register of Copyrights, or the corresponding offices of other countries identified on said schedule;

                  (ii) have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States and such foreign countries; and

                  (iii) in the case of patents or patent applications, have been duly assigned to Seller and such assignment(s) have been recorded in the appropriate government offices.

              (d) No proceedings to which Seller is a party have been commenced which (i) challenge the rights of Seller in respect of the Intellectual Property listed on SCHEDULE 2.15, or (ii) charge Seller with infringement of any other person's rights in Intellectual Property and, to the knowledge of Seller, no such proceeding is threatened to be filed. None of the rights in Intellectual Property listed on SCHEDULE 2.15 is being infringed by any other person.

              (e) Except as set forth on SCHEDULE 2.15, no director, officer or employee of Seller owns, directly or indirectly, in whole or in part, any Intellectual Property right which Seller has used, is presently using, or the use of which is reasonably necessary to its business as now conducted or presently contemplated to be conducted.

              (f) In addition to the Intellectual Property described above, Seller has the right to use, free and clear of any claims or rights of others, except claims or rights described in SCHEDULE 2.15, all trade secrets, customer lists, and manufacturing and other secret processes and technologies (collectively "Trade Secrets") required for or used in the manufacture or marketing of all products formerly or presently produced by Seller, including products licensed from others. Seller has disclosedto Buyer all written documentation relating to its Trade Secrets and has adopted measures adequate to protect its Trade Secrets. Seller is not using or in any way making use of any Trade Secrets of any third party, including without limitation, a former employer of any present or past employee of Seller.

         2.16 CONTRACTS AND COMMITMENTS.

              (a) Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.16(a) hereto, Seller is not a party to or subject to any contract, agreement or commitment (written or oral):

                  (i) for the purchase of any commodity, material, equipment or asset (except for purchase orders in the ordinary course of business or contracts involving payments of less than $1,000 each);

                  (ii) creating any obligations of Seller after the Base Balance Sheet Date which call for payments of more than $5,000 during any month for agreements without a fixed term or more than $20,000 over the term of the agreement for agreements with a fixed term;

                  (iii) providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                  (iv) which by its terms does not terminate or is not terminable without premium or penalty by Seller (or its successor or assign) upon ninety (90) days notice;

                  (v) for the sale or lease of its products not made in the ordinary course of business;

                  (vi) with any sales agent or distributor of products of Seller;

                  (vii) containing covenants limiting the freedom of Seller to compete in any line of business or with any person or entity;

                  (viii) for a license or franchise (as licensor or licensee or franchisor or franchisee);

                  (ix) involving any arrangement or obligation with respect to the return of inventory or merchandise other than on account of a defect in condition, or failure to conform to the applicable contract;

                  (x) with the United States government;

                  (xi) which contains covenants as to noncompetition, nondisclosure, nonsolicitation or confidentiality restricting or for the benefit of Seller; or

                  (xii) which is material to the assets or business of Seller.

              (b) Each of the contracts, commitments, plans, agreements and licenses to which Seller is a party, including those listed on SCHEDULE 2.16(a) (each a "Contract") is valid, binding and enforceable against Seller and, to the knowledge of Seller, against the other parties thereto; Seller is in full compliance with all terms and conditions of each Contract; and, Seller has neither given nor received notice of any alleged violation of or default under any such Contract.

              (c) Since January 1, 1997, Seller has not experienced any termination, cancellation, limitation or modification or change in any business relationship with any material supplier or customer, nor has Seller received notice or otherwise have knowledge that any customer or supplier intends to cease, or materially reduce or change the terms of, doing business with Seller or to terminate any agreement with Seller where such action has had or would have a material adverse effect on the business of Seller. SCHEDULE 2.16(d) lists every material customer or supplier of Seller and the amount of business with that customer. For purposes hereof, a supplier is material if during fiscal 1995, 1996 and 1997, it accounted for more than five percent (5%) by value of the orders of Seller for purchase of all its raw materials and other products essential to its manufacturing processes for such year. A customer is material if it accounted for more than three percent (3%) by value of the orders of Seller in either fiscal 1995, 1996 or 1997.

              (d) The total backlog of Seller (including all accepted and unfulfilled sales orders) is not materially less than the backlog amount set forth on SCHEDULE 2.16(e), and the aggregate of all outstanding purchase orders issued by Seller (including all contracts or commitments for the purchase by Seller of materials or other supplies) is not materially more than the purchase order amount set forth on such SCHEDULE 2.16(e). All such sales and purchase commitments were made in the ordinary course of business. All open customer orders are listed on SCHEDULE 2.16(e).

         2.17     LABOR AND EMPLOYEE RELATIONS.

              (a) Except as shown on SCHEDULE 2.17 hereto, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which Seller is a party. Complete and accurate copies of all such written agreements have been delivered to Buyer and are attached to SCHEDULE 2.17. Also shown on SCHEDULE 2.16 are the name and rate of compensation (including all bonus compensation) of each officer, employee or agent of Seller.

              (b) None of the employees of Seller is covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, or claims of discrimination or unfair labor practices pending, or, to the knowledge of Seller, threatened, with respect to the employees of Seller nor has Seller experienced any work stoppage or other material labor difficulty during the five (5) years immediately preceding the date of this Agreement.

              (c) Seller has complied in all respects with applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes. There are no complaints against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of Seller.

              (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law or any notice requirement under any federal or state plant closing law.

              (e) Seller has provided to Buyer a complete description of all employment policies under which Seller has operated or which have been communicated to its employees.

              (f) Seller has paid in full (or made provisions for payment in full) to its employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them. Seller does not have and will not have on the Closing Date, any contingent liability for sick leave, vacation time, holiday pay, severance pay or similar items not set forth on the Base Balance Sheet.

              (g) There has not been any citation, fine or penalty imposed or asserted against Seller under any law or regulation relating to employment, immigration or occupational safety matters.

         2.18 ERISA AND EMPLOYEE BENEFITS

              (a) SCHEDULE 2.18 sets forth a brief description of every plan, arrangement or policy, written or oral, relating to employees of Seller or of any member of a controlled group or affiliated service group (as defined in Internal Revenue Code Section 414(b), (c), (m) and (o)) which includes Seller (an "Affiliate"), which is:


                  (i) an employee benefit plan within the meaning of Section 3 of the Employment Retirement Income Security Act of 1977, as amended ("ERISA"); or

                  (ii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or

                  (iii) a compensation, stock purchase, stock option, stock bonus, stock appreciation, severance, health, welfare, life, disability or other benefit plan, fund, program, arrangement or practice which is not covered by clause (i) or (ii) above (including policies related to vacation pay, holiday time, moving expense reimbursement programs, sick leave and salary reduction agreements, charge-in-control agreements, and severance agreements).


(Hereinafter, "ERISA Benefit Plan" refers to plans or arrangements under clauses
(i) and (ii) above and "Benefit Plan" refers to plans or arrangements under clauses (i) - (iii) above.)

              (b) There are no agreements or commitments of Seller or any Affiliate, whether or not legally binding, to create any additional Benefit Plan not listed on SCHEDULE 2.18. Except as set forth on SCHEDULE 2.18, there have been no multiemployer plans or defined benefit pension plans covering employees of Seller or an Affiliate within the last ten (10) years.

              (c) With respect to each Benefit Plan, Seller has furnished to Buyer complete and accurate copies of each Benefit Plan described in SCHEDULE 2.18, including all amendments thereto. With respect to each ERISA Benefit Plan, Seller has also furnished the three most recent Form 5500s and the most recent Internal Revenue Service determination letter (if any), plan actuarial report, summary plan description, summary annual report and employee manual, as well as summaries of material modifications, material employee communications, and all reports of the Benefit Plan required by ERISA and the regulations thereunder. Seller has also furnished Buyer copies of any insurance contracts or trust agreements through which any ERISA Benefit Plan is funded, any custodial or investment contracts relating to assets or benefits under the

Benefit Plan, any contracts relating to record keeping or administration for the Benefit Plan, and notice of any material adverse change occurring with respect to any Benefit Plan since the date of the most recently completed and filed annual report.

              (d) Seller has no ERISA Benefit Plan which constitutes a pension plan within the meaning of Section 3(2) of ERISA. (e) Except as set forth on
SCHEDULE 2.18, with respect to each Benefit Plan:

                  (i) each Benefit Plan complies currently and has complied in the past, as to form and operation, with the provisions of all applicable Federal and state laws, such as ERISA and the Internal Revenue Code, including without limitation all requirements regarding discrimination, disclosure, and continuation coverage (under Section 4980B of the Code); and no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or enumerated in Section 406(a) or (b) of ERISA) has occurred;

                  (ii) all required government filings, reports, and notices have been properly and timely made, and all such filings and employee disclosures required to be made within thirty (30) days after Closing that are based in whole or in part upon the period prior to the Closing shall have been prepared and delivered to Buyer on or before the Closing;

                  (iii) no such Benefit Plan is currently under audit or investigation by any governmental agency or body;

                  (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any of the Benefit Plans or against the assets of any Benefit Plan;

                  (v) all premiums due in connection with the Benefit Plan, including without limitation premiums due the PBGC and premiums for life and health insurance and annuity contracts, have been paid in full when due and, except as specifically disclosed on SCHEDULE 2.18, there are no such premiums that are attributable to any period of time before the Closing that will not have been paid on or before the Closing;

                  (vi) all reports and filings made pursuant to ERISA, including without limitation all form 5500 and attachments, summary annual reports, and participant reports, and any other documents reasonably necessary to enable Buyer to perform its responsibilities with respect to any employee program subsequent to the Closing, are and shall be available at the offices of Seller on and immediately after the Closing;

                  (vii) except as required by COBRA (Section 4980B of the Internal Revenue Code) or the Family Medical Leave Act, no Benefit Plan provides health or other welfare benefits to retirees, former employees, or their dependents.

              (f) Except as required by COBRA or the Family Medical Leave Act, neither Seller nor any Affiliate has made any promises or incurred any obligation to provide any health or other welfare benefits to any retirees, former employees, or their dependents.

              (g) The execution and delivery of this
Agreement by the Seller and the consummation of the transactions contemplated hereunder:

                  (i) do not constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code;

                  (ii) will not result in any obligation or liability of the Buyer or Seller to any employee of Seller or any Affiliate or to the PBGC in respect of any Benefit Plan.

         2.19 ENVIRONMENTAL MATTERS.

              (a) Except as disclosed in SCHEDULE 2.19 hereto, any and all oil, petroleum products, chemicals, waste oil, hazardous waste, hazardous substances, toxic substances or hazardous materials (hereafter, "Hazardous Materials") used or generated by Seller have always been and are being generated, used, stored, treated and disposed on and at any of the properties or facilities owned or leased by Seller, the former parent corporation of Seller or, to the best knowledge of Seller, and any predecessors-in-interest of the Seller (for the purposes of this Section, a "Site") in compliance with all applicable Laws, Court Orders, Government Authorizations, including those related to the protection of public health, worker safety, the environment or the management of pollution or Hazardous Materials (collectively "Environmental Laws") and Seller is in compliance with all Environmental Laws. For purposes of this Agreement, "Environmental Laws" include the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the corresponding state and local statutes, ordinances and amendments or successor legislation to such acts, the common law and any similar laws, rules, or regulations.

              (b) Except as set forth on SCHEDULE 2.19 hereto, Seller has not received or become subject to any claim, notice, complaint, Court Order, administrative order or request for information from any Government Authority or private party (i) alleging violation of, or asserting any exceedence or noncompliance with any Environmental Law, by it, (ii) asserting potential liability, (iii) requesting information, or (iv) requesting investigation or clean-up of any Site under any Environmental Law.

              (c) Except as disclosed in SCHEDULE 2.19, no Hazardous Materials used or generated by Seller, or, to the best knowledge of Seller, any predecessors-in-interest to Seller, have ever been, are being, or are intended to be or are threatened with being spilled, released, discharged, disposed, placed, leaked, or otherwise caused to become located in the air, soil or water in, under or upon a Site or any land adjacent thereto. Seller has provided Buyer with copies of all notices filed pursuant to any Environmental Law.

                  (d) Except as disclosed in SCHEDULE 2.19, no Hazardous Materials have ever been shipped by or for Seller, or, to the best knowledge of Seller, any predecessor-in-interest to the Seller, to other sites or facilities for treatment, storage or disposal, and Seller has not received any notice that any sites or facilities to which any such wastes have been shipped or sent to are subject to or threatened to become subject to any governmental response action or clean up order. Seller has provided Buyer with copies of all manifests, bills of lading and other receipts or evidence documenting disposal or recycling of Hazardous Materials and sales receipts of the process by-products relating to operations of Seller.

              (e) Except as set forth on SCHEDULE 2.19 neither Seller, nor, to the best knowledge of Seller, any predecessor-in-interest to Seller has treated, stored for more than ninety (90) days, disposed of or recycled any Hazardous Materials on any Site nor has anyone else, treated, stored for more than ninety
(90) days, disposed of or recycled any of the foregoing on any Site.

              (f) Except as disclosed in SCHEDULE 2.19 hereto, Hazardous Materials have been collected, managed, recycled, shipped and disposed by Seller in accordance with all Environmental Laws.

              (g) All underground tanks and other storage facilities for Hazardous Materials located at any Site are disclosed in SCHEDULE 2.19 hereto and, to the best knowledge of Seller, no other underground tanks or other storage facilities for Hazardous Materials have been located on a Site and copies of all notifications made to Federal, state or local authorities pursuant to Environmental Laws relating to underground storage tanks have been provided to Buyer. As of the date hereof, none of such tanks and other underground storage facilities are in violation of any Environmental Law, in any respect.

              (h) Except as disclosed in SCHEDULE 2.19 hereto, all wells, water discharges and other water diversions and all air emission sources on any Site are properly registered and/or permitted under, and copies of such permits have been provided to Buyer and do not violate any applicable law.

              (i) Except as set forth on SCHEDULE 2.19, there are no asbestos-containing materials, capacitors, transformers or other equipment or fixtures containing PCBs located at any Site.

              (j) Seller does not produce, purchase or use in its products, or purchase or use any material, part, component or subassembly incorporated into its products, containing any chemical or other material to which state packaging and/or disclosure laws apply except as set forth on SCHEDULE 2.19.

              (k) There are no Encumbrances under Environmental Laws on any Site or any assets of the Seller and no government actions have been taken or are in process which could subject any Site or any such assets to such encumbrances, and Seller would not be required to place any notice or restriction relating to Hazardous Materials at any Site in any deed to such property except as set forth on SCHEDULE 2.19.

              (l) Seller has made available to Buyer all environmental audits, assessments or studies within the possession of Seller with respect to Seller's facilities or any Site and the results of sampling and analysis of any asbestos, air, soil, or water, including ground and surface water, undertaken with respect to its facilities or any Site.

              (m) Except as disclosed on SCHEDULE 2.19 hereto, Seller is in compliance with all Federal and state worker safety laws and requirements, including, but not limited to requirements under the Occupational Safety and Health Act.

         2.20 GOVERNMENTAL AUTHORIZATIONS. Seller holds all Government Authorizations which are required to permit it to conduct its business as presently conducted. All such Government Authorizations are listed on SCHEDULE
2.20 hereto, together with the applicable expiration date, and are now, and will be after the Closing, valid and in full force and effect, and Buyer shall have full benefit of the same. Seller has not received any notification of any present failure (or past and unremedied failure) by it to obtain any such Authorization, approval or franchise, and no proceeding is pending, or to the knowledge of Seller, threatened, seeking the revocation or limitation of any Government Authorization.

         2.21 WARRANTY OR OTHER CLAIMS.

              (a) Except as set forth on SCHEDULE 2.21, Seller does not know of, or have reason to know of, any existing or threatened claims, or any facts upon which a claim could be based, against Seller for services or merchandise that are defective or fail to meet any product warranties. No claim has been asserted against Seller for renegotiation or price redetermination of any business transaction, and Seller has no knowledge of any facts upon which any such claim could be based.

(b) All products that were designed, manufactured or sold by Seller complied with applicable contracts, agreed product specifications, Laws and standards (whether Seller, government or industry) and there are no defects in such products. SCHEDULE 2.21 sets forth Seller's experience with returns of products sold by Seller for fiscal years 1995, 1996 and 1997 and for the portion of the current fiscal year (including claims or notices that products may or will be returned, whether by reason of alleged overshipments, defective merchandise or otherwise).

         2.22 LITIGATION. Except for matters described in SCHEDULE 2.22 hereto, there is no action, suit, claim, proceeding, investigation or arbitration proceeding pending (or, to the knowledge of Seller or any Seller, threatened) against or otherwise involving Seller or any of Seller shares or any of the officers, directors, former officers or directors, employees, shareholders or agents of Seller (in their capacities as such) and there are no outstanding Court Orders to which Seller is a party or by which any of its assets are. Neither Seller nor any Seller has any reason to believe that any such action, suit, proceeding, investigation or arbitration proceeding may be brought against Seller.

         2.23 INSURANCE.

              (a) Seller maintains (i) insurance on all of its property (including leased or owned) real or personal property that insures against loss or damage by fire or other casualty (including extended coverage) and (ii) insurance against liabilities, claims and risks of a nature and in such amounts that are normal and customary in this industry. SCHEDULE 2.23 contains a complete and correct list of all policies of insurance maintained by Seller (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverages, insurers, expiration dates, and deductibles in respect of such policies. Such policies are (1) sufficient to enable Seller to comply with all requirements of Law and all agreements to which any of them are subject, (2) will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums, and (3) will not be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

              (b) Except for amounts deductible under the policies of insurance described on SCHEDULE 2.23 or with respect to risks assumed as a self-insurer and described on such Schedule, Seller is not, nor has Seller at any time been subject to any liability as a self-insurer of the business or assets of Seller that is reasonably likely to have a material adverse effect.

              (c) Except as set forth on SCHEDULE 2.23, there are no claims pending under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy.

              (d) Except as forth on SCHEDULE 2.23, the Seller has no current or prior insurance policy which remains subject to retrospective adjustment of the premiums payable thereunder.

         2.24 FINDER'S FEE. Seller has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.25 TRANSACTIONS WITH INTERESTED PERSONS. No officer, supervisory employee, director or stockholder of Seller or their respective spouses or children, (a) owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director of, any customer, competitor or supplier of Seller or any entity involved in the environmental engineering or testing services industries, or any organization which has a material contract or arrangement with Seller, or (b) has any contract or agreement with Seller.

         2.26 ABSENCE OF SENSITIVE PAYMENTS. Neither Seller nor any of Seller's directors, officers, agents, stockholders or employees, on behalf of any of them:

              (a) has made or has agreed to make any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic);

              (b) has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

              (c) has made or has agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

         2.27 COPIES OF DOCUMENTS. Complete and correct copies of any underlying documents listed or described in this Article 2 or any Schedules delivered pursuant to this Article, together with all amendments, renewals and modifications related thereto have been delivered to Buyer.

         2.28 DISCLOSURE OF MATERIAL INFORMATION. Neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of Seller. There is no fact which adversely affects, or may in the future (so far as now can be reasonably foreseen) materially adversely affect, the business, condition (financial or otherwise) or prospects of Seller which has not been specifically disclosed herein.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller as follows:

         3.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         3.2 AUTHORIZATION OF TRANSACTION. Buyer has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and the same is the valid and binding obligation of Buyer enforceable in accordance with its terms.

         3.3 NO CONFLICT OF TRANSACTION WITH OBLIGATIONS AND LAWS. Neither the execution, delivery and performance of this Agreement or any of the agreements contemplated hereby, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of the Buyer's Charter or bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which Buyer is a party or by which it or its assets are bound which would materially affect the performance by Buyer of its obligations under this Agreement; (iii) result in a violation of any Law or Court Order applicable to Buyer.

         3.4 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

ARTICLE 4. CONDITIONS TO OBLIGATIONS OF BUYER.

         The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 4 will have been accomplished:

         4.1 NET WORTH. The net worth of Seller as at September 30, 1998, as determined by Buyer, shall not be less than $572,000.

         4.2 FIRPTA CERTIFICATE. At the Closing, Seller shall have delivered to Buyer a certificate which satisfies the requirements of the regulations under Section 1445 of the Internal Revenue Code of 1986, as amended.

         4.3 ESCROW AGREEMENT. There shall have been executed and delivered to Buyer an Escrow Agreement in substantially the form of EXHIBIT A hereto (the "Escrow Agreement") pursuant to which $100,000 of the Purchase Price shall be deposited in escrow subject to the provisions thereof.

         4.4 RELEASE OF LIENS, SECURITY INTERESTS AND OTHER ENCUMBRANCES. Seller shall have delivered to Buyer evidence satisfactory to Buyer and its counsel that Seller is able to deliver good title to the Subject Assets free and clear of all Encumbrances of any nature whatsoever (after application of a portion of the Purchase Price to satisfy and discharge any such Encumbrances, if necessary, except Encumbrances permitted by Buyer to remain at the Closing) at or prior to Closing.

         4.5 THIRD PARTY CONSENTS. Seller shall have delivered to Buyer all consents of third parties necessary to effectuate the transactions contemplated hereby including under any contracts and leases.

         4.6 OPINION OF SELLER'S COUNSEL. Ferguson, Case, Orr, Paterson & Cunningham, LLP, 1050 South Kimball Road, Ventura, California, counsel to Seller, shall have delivered to Buyer an opinion in the form of EXHIBIT B hereto.

         4.7 NONCOMPETITION AGREEMENT. Stockholder shall have executed and delivered a noncompetition agreement in substantially the form of EXHIBIT C hereto.

         ARTICLE 5. CONDITIONS TO OBLIGATION OF SELLER.

         The obligation of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing, the actions referred by this Article 6 will have been accomplished:

         5.1 PURCHASE PRICE. The Initial Purchase Price shall have been paid in accordance with the provisions of Section 1.3.

         5.2 ESCROW AGREEMENT. Buyer shall have executed and delivered to Seller, the Escrow Agreement and shall have deposited $100,000 in escrow.

         5.3 CONSENT OF LANDLORD. Seller shall have received the consent of the Landlord for the real property upon which Seller's business operates to the assignment of the lease to Buyer.

         ARTICLE 6. INDEMNIFICATION.

      6.1 DEFINITIONS For purposes of this Article 6:

         "Losses" means all losses, damages (including, without limitation, punitive and consequential damages), fines, penalties, liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

         "Buyer's Indemnified Persons" means the Buyer, its parent, subsidiary and affiliated corporations, their respective directors, officers, employees, stockholders and agents, the Company after the Closing, and any person serving as a director, officer, employee or agent of the Company at Buyer's request after the Closing.

         "Indemnified Person" means any person entitled to be indemnified under this Article 6.

         "Indemnifying Person" means any person obligated to indemnify another person under this Article 6.

         "Sellers' Indemnified Persons" means Seller, its officers, directors, employees, Stockholder, and agents either before or after the Closing.

         "Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

         6.2 INDEMNIFICATION BY SELLER.

              (a) Subject to the limitations in paragraph (b) below, Seller and, solely to the extent the Purchase Price (including the Escrow Fund and any income received thereon) is distributed by Seller to Stockholder , Stockholder, jointly and severally agree to defend, indemnify and hold harmless Buyer's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

                  (i) resulting from or arising out of any breach of any of the representations or warranties (other than those in Sections 2.1, 2.2, 2.10 and 2.11) made by the Seller or Stockholder in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

                  (ii) resulting from or arising out of any breach of any of the representations or warranties made by Seller or Stockholder pursuant to Sections 2.1, 2.2, 2.10 and 2.11;

                  (iii) resulting from or arising out of any breach of any covenant or agreement made by Seller or Stockholder in or pursuant to this Agreement;

                  (iv) in respect of any liability or obligation of Seller which Buyer has not expressly assumed hereunder, including the Retained Liabilities;

                  (v) resulting from or arising out of any liability, payment or obligation arising out of any litigation or similar matter required to be described on SCHEDULE 2.22;

                  (vi) resulting from or arising out of the intentional misrepresentation or breach of warranty of Seller or Stockholder or any intentional failure of the Company or any Seller to perform or comply with any covenant or agreement of the Company or any Seller, respectively;

                  (vii) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Seller or Stockholder of any kind or description (including interest and penalties with respect thereto) for all periods, or portions thereof, up to and including the Closing Date with respect thereto on the Base Balance Sheet and except as otherwise contemplated by
Section 1.7 hereof;

                  (viii) resulting from or arising out of any third party action, whether by a governmental authority or other third party for damages, including fines or penalties, or clean-up costs or other compliance costs under any Environmental Law or from the violation of any Environmental Law arising out of the operations of the Company on or before the Closing Date;

                  (ix) resulting from or arising out of any Benefit Plan;

                  (x) resulting from or arising out of the failure to comply with the so-called "bulk sales" act applicable in the State of California in connection with this Agreement and the transactions contemplated hereby; or

                  (xi) resulting from or arising out of any Third Party Action (including a binding arbitration or an audit by any taxing authority), that it is instituted or threatened against any of Buyer's Indemnified Persons.

              (b) The right to indemnification under paragraph (a) is subject to the following limitations:

                  (i) Seller and Stockholder shall have no liability under paragraph (a) unless one or more of the Buyer's Indemnified Persons gives written notice to the Sellers asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

                      (A)for claims under clauses (i), (v), (ix) and (xi) (insofar as a claim under clause (xi) relates to any matter included under clause (i), (v) or (ix)) of paragraph (a) above, a period of two (2) years from the Closing Date;

                      (B)for claims under clauses (iii), (vii), (viii), (ix) and
(xi) (insofar as a claim under clause (xi) relates to any matter included under clause (iii), (vii), (viii) or (x)) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations, as it may be extended; and

                      (C)for claims under clauses (ii), (iv) and (vi) of paragraph (a) above, without limitation as to time;

except that, for any claim based upon a covenant or undertaking which by its terms is to be performed after the Closing, then the period above shall commence on the date when such covenant or agreement should have been performed.

         6.3 INDEMNIFICATION BY BUYER.

             (a) Subject to the limitations in paragraph (b) below, from and after the Closing Date, Buyer shall defend, indemnify and hold harmless Sellers' Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

                  (i) resulting from or arising out of any breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

                  (ii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement;

                  (iii) arising out of, resulting from, or in any way related to Buyer's conduct or operation of the business sold by Seller to Buyer hereunder after the Closing;

                  (iv) resulting from or arising out of any Third party Action (including a binding arbitration or an audit by any taxing authority), that is instituted or threatened against any of Seller's Indemnified Persons.

              (b) Buyer shall have no liability under paragraph (a) above unless a Sellers' Indemnified Person gives written notice to Buyer asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

                  (i) for claims under clause (i) of paragraph (a) above, two
(2) years from the Closing Date; and

                  (ii) for claims under clauses (ii), (iii) and (iv) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations as it may be extended.

         6.4 DEFENSE OF THIRD PARTY ACTIONS.

             (a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 6.

             (b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

             (c) By written notice within forty-five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement or consent to entry of any judgment except with the consent of the Indemnified Person, which consent shall not be unreasonably withheld.

             (d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

             (e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

             (f) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

         6.5 MISCELLANEOUS.

             (a) Buyer's Indemnified Persons shall be entitled to indemnification under Section 6.2(a) and Sellers' Indemnified Persons shall be entitled to indemnification under Section 6.3(a), regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person unless expressly disclosed in this Agreement on each particular Schedule requiring such disclosure.

             (b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

             (c) Buyer may, at its options, recover any amount owing by the Sellers for indemnification hereunder by setoff against any amounts that may otherwise be due from the Buyer or the Company to the Sellers, or any of them, whether hereunder or otherwise; provided that Buyer shall not be required to recover such claims in such manner and may proceed against the Indemnified Party at any time or times for recovery of indemnification claims.

         6.6 PAYMENT OF INDEMNIFICATION. Claims for indemnification under this
Article 6 shall be paid or otherwise satisfied by Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person. Any amount which may become due and payable to any of the Buyer's Indemnified Persons under Section 6.2(a) shall first be paid or otherwise satisfied out of the Escrow Fund until the same has been exhausted. Any claims in excess of the Escrow Fund may be satisfied by whatever remedy is available at law or equity.

         6.7 EXCLUSIVE REMEDY. The indemnification provisions of this Article 6 shall constitute the sole and exclusive remedy of Buyer for any breach of any representation or warranty or for any failure to perform any covenant or agreement or for any other claim for

Losses or otherwise arising out of the transactions contemplated hereby, and the Buyer waives any other remedy which it or any other person entitled to indemnification hereunder may have at law or in equity with respect thereto.


ARTICLE 7. MISCELLANEOUS.

         7.1 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and no expenses of Seller or stockholder relating in any way to the purchase and sale of the Subject Assets hereunder shall be charged to or paid by Buyer. Buyer and Seller shall share equally the California state, county and local bulk transfer tax payable in connection with the transactions contemplated by this Agreement.

         7.2 BULK SALES LAW. Buyer waives compliance with the provisions of the California Commercial Code relating to bulk transfers in connection with this sale of assets, subject to the indemnities of Seller contained in this Agreement. Nothing in this section will estop or prevent either Buyer or Seller from asserting as a bar or defense to any action or proceeding brought under that law that it does not apply to the sale contemplated under this Agreement..

         7.3 NOTICES. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing addressed as provided below and if either (a) actually delivered electronically or physically at said address (provided that if said address is a business, delivery is made during normal business hours), or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or
(c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight receipted courier:

         If to Seller, to:

         Pacific Foam Technologies, Inc.
         130 South Ventura Avenue
         Ventura, California 93001
         Attn:  Scott Daley
         Telephone: 805 641-9321
         Facsimile:  805 641-9403

         with a copy to:

         Ferguson, Case, Orr, Paterson & Cunningham LLP
         1050 South Kimball Road
         Ventura,  CA  93004
         Attn:  William Smith, Esquire
         Telephone:  805 659-6800
         Facsimile:  805 659-6818

         If to the Buyer, to:

         UFP Technologies, Inc.
         172 East Main Street
         Georgetown, MA  01833
         Attn:  R. Jeffrey Bailly
         Tel: 978 352-2200
         Fax:  978 352-5616

         with a copy to:

         Brown, Rudnick, Freed & Gesmer, P.C.
         One Financial Center
         Boston, MA  02111
         Attn:  Gordon R. Penman, Esquire
         Telephone:  (617) 856-8200
         Facsimile:  (617) 852-8201

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

         7.4 CONFIDENTIALITY. The parties agree that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from Seller or the Buyer in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder, or any terms hereof, unless such information is or hereafter becomes public information and except as otherwise required by law. This provision shall survive the Closing of the transactions contemplated hereby.

         7.5 ENTIRE AGREEMENT. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

         7.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

         7.7 ASSIGNABILITY. Neither this Agreement nor any right to the payment of money or other obligations hereunder may be assigned by Seller without the prior written consent of the Buyer. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         7.8 AMENDMENT. This Agreement may be amended only by a written agreement executed by Buyer and Seller.

         7.9 GOVERNING LAW . This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than the choice of law principles thereof), except that any representations and warranties with respect to real and tangible property shall be governed by and construed in accordance with the laws of the jurisdiction where such property is situated.

         7.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

         7.11 EFFECT OF TABLE OF CONTENTS AND HEADINGS. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning or construction of any or the provisions hereof.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives in multiple counterparts as of the date set forth above.



                                       BUYER:
                                       UFP TECHNOLOGIES, INC.



                                       By:
                                          --------------------------------------
                                       Name:  R. Jeffrey Bailly
                                       Title:  President


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:  Assistant Secretary


                                       SELLER:
                                       PACIFIC FOAM TECHNOLOGIES, INC.


                                       By:
                                          --------------------------------------
                                       Name:  Scott Daley
                                       Title:  President


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       STOCKHOLDER:


                                       -----------------------------------------
                                       Scott Daley

                       ASSETS FOR CASH PURCHASE AGREEMENT

                         LIST OF SCHEDULES AND EXHIBITS


ITEM                                DESCRIPTION

Schedule 2.1                        Charter Documents of Seller

Schedule 2.2                        Capitalization of Seller

Schedule 2.3                        Subsidiaries

Schedule 2.5                        Present Defaults and Violations

Schedule 2.6                        Conflicts; Third Party Consents

Schedule 2.7(a)                     Financial Statements

Schedule 2.7(b)                     Auditor's Letters

Schedule 2.8                        Undisclosed Liabilities

Schedule 2.9                        Changes Since Base Balance Sheet Date

Schedule 2.10                       Taxes

Schedule 2.11(a)                    Property, Leases and Equipment

Schedule 2.11(d)                    Machinery and Equipment

Schedule 2.13                       Receivable

Schedule 2.14                       Inventory

Schedule 2.15                       Intellectual Property Rights

Schedule 2.16(a)                    Contracts

Schedule 2.16(b)                    Contract Defaults

Schedule 2.16(c)                    Burdensome Agreements

Schedule 2.16(d)                    Customers and Suppliers

Schedule 2.16(e)                    Backlog

Schedule 2.17                       Labor and Employee Relations

Schedule 2.18                       Benefit Plans

Schedule 2.19                       Environmental Matters

Schedule 2.20                       Government Authorizations

Schedule 2.21                       Warranty Claims; Returns

Schedule 2.22                       Litigation

Schedule 2.23                       Insurance

Exhibit A                           Escrow Agreement

Exhibit B                           Legal Opinion of Seller's Counsel

Exhibit C                           Noncompetition Agreement